Amendment #14
to the
AUTOMATIC
YEARLY RENEWABLE TERM REINSURANCE AGREEMENT

EFFECTIVE December 1, 2004
Between
PRUCO LIFE INSURANCE COMPANY OF NEW JERSEY
(THE COMPANY)
And
THE PRUDENTIAL INSURANCE COMPANY OF AMERICA
(THE REINSURER)

The purpose of this amendment is to recapture a portion of the business covered under the Agreement.  The portion being recaptured will be equal to 100% of the net amount at risk related to the first $1 million of face amount of insurance ceded by THE COMPANY (i.e., 90% of the net amount at risk associated with the first $1 million of face amount of each policy), plus 95% of any amounts in excess of $1 million, for each PruLife Universal (UL), PruLife Universal Plus, PruLife Universal Protector, PruLife SUL Plus, and PruLife SUL Protector policy.  As a result of this partial recapture, there is a settlement between THE COMPANY and THE REINSURER as described in #3 below.  THE COMPANY and THE REINSURER have by their respective officers agreed to amend the above referenced agreement as set forth below with the amendment having the effective date of July 1, 2012.

1.	Definitions. Unless otherwise defined herein, capitalized terms that are used herein shall have the meanings set forth in the Agreement.

2.	Amendment of Schedule A, Section 3. SCHEDULE A, SECTION 3, AUTOMATIC PORTION RETAINED is hereby deleted in its entirety and replaced with the following:

[REDACTED]

3.
As of 12:00 A.M. on July 1, 2012, for  each of the PruLife Universal (UL), PruLife UL Plus, PruLife SUL Plus, PruLife UL Protector, and PruLife SUL Protector policies covered under this Agreement, THE COMPANY will recapture from THE REINSURER an amount equal to:

•
100% of the net amount at risk related to the first $1 million of face amount of insurance ceded by THE COMPANY (i.e., 90% of the net amount at risk associated with the first $1 million of face amount of each policy), plus

•	95% of any amounts in excess of $1 million

By means of this amendment, the parties have put in place procedures for the settlement of all amounts due between them, as described below.

As part of the recapture of this business, THE REINSURER will pay THE COMPANY the portion of the unearned reinsurance premium as of the effective date of this amendment with respect to the reinsured portion of each policy being recaptured.

THE REINSURER shall not be liable, under this Agreement, for any claims paid after the date of recapture.  However, THE REINSURER will pay THE COMPANY an amount equal to the percentage of the death claims in course of settlement and claims incurred but not yet reported as of the date of the recapture, with respect to the reinsured portion of each policy being recaptured.

All amounts with respect to the settlement, will be paid by the end of the calendar quarter ending September 30, 2012.

4.
Effect of Amendment.  This Amendment # 14 shall not constitute an amendment or waiver of any provision of the Agreement not expressly referred to herein.  The Agreement, as amended by this Amendment # 14, is and shall continue to be in full force and effect in accordance with its terms.

5.	Counterparts. This Amendment # 14 may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

Y-Excess-2004- PLNJ-PICA-14

In witness of the above, THE COMPANY and THE REINSURER have by their respective officers executed and delivered this Amendment #14 in duplicate on the dates indicated below, with an effective date of July 1, 2012.

PRUCO LIFE INSURANCE COMPANY OF NEW JERSEY	THE PRUDENTIAL INSURANCE COMPANY OF AMERICA
By:________________________________	By:________________________________
Title:_______________________________	Title:_______________________________
Date:_______________________________	Date:_______________________________

Witnessed By:_________________________	Witnessed By:_________________________
Title:_______________________________	Title:_______________________________
Date:_______________________________	Date:_______________________________

Y-Excess-2004- PLNJ-PICA-14